                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                            NORD RESOURCES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

[LOGO]

                                                      NORD RESOURCES CORPORATION
                                                 201 Third Street NW, Suite 1750
                                                   Albuquerque, New Mexico 87102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 25, 1998

To the Stockholders of
NORD RESOURCES CORPORATION:


     The 1998 Annual Meeting of stockholders of Nord Resources Corporation (the "Corporation") will be held at the Marriott Marquis, 1535 Broadway, New York, New York, on June 25, 1998 at 10:30 a.m. for the purpose of considering and voting upon the:

     1.  Election of seven directors for a one year term and

     2. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on May 1, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.

       YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. THUS, WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE WHICH HAS BEEN PROVIDED FOR THAT PURPOSE. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED AND THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.


                                       By Order of the
                                       Board of Directors,



                                       Ray W. Jenner
                                       Secretary


Albuquerque, New Mexico
May 25, 1998

                             NORD RESOURCES CORPORATION
          201 Third Street NW,  Suite 1750, Albuquerque, New Mexico 87102

PROXY STATEMENT
For the Annual Meeting of Stockholders

                                GENERAL INFORMATION

       This Proxy Statement is furnished to the stockholders of Nord Resources Corporation (the "Corporation") in connection with the solicitation by its Board Of Directors (the "Board") of proxies in the accompanying form to be used at the Annual Meeting of stockholders (the "Meeting") to be held on June 25, 1998 and any adjournments thereof. The Corporation has one class of shares outstanding, namely common shares, of which there were 21,905,488 outstanding as of the close of business on May 1, 1998, which date has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Each share is entitled to one vote and cumulative voting is not permitted. Shares cannot be voted at the Meeting unless the stockholder is present in person or represented by proxy. A list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the Meeting, for a period of 10 days prior to the Meeting, during normal business hours at the offices of Spitzer & Feldman P.C., 405 Park Avenue, New York, New York and at the offices of the Corporation, 201 Third Street NW, Suite 1750, Albuquerque, New Mexico. The list will also be available at the Meeting.

       All shares represented by properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the enclosed proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted in accordance with the Board's recommendations. A stockholder signing and returning a proxy has the power to revoke it at any time prior to its exercise by delivering to the Corporation a later dated proxy or by giving notice to the Corporation in writing or in open meeting, but without affecting any vote previously taken.

       The holders of a majority of the Corporation's outstanding shares, present in person or represented by proxy and entitled to vote, constitute a quorum for the transaction of all business at the Meeting. Abstentions and broker non-votes are included in determining if a quorum is present at the Meeting. An affirmative vote of a majority of the shares present and voting at the Meeting is required for the election of directors and for the transaction of any other business.

       This Proxy Statement and the accompanying proxy card were first mailed to stockholders on or about May 25, 1998.

                               PRINCIPAL STOCKHOLDERS

       The following table sets forth the only persons known by the Board to be beneficial owners of more than 5% of the outstanding shares of Common Stock of the Corporation:


                                                     SHARES BENEFICIALLY
                                                         OWNED AS OF
                                                         MAY 1, 1998
            NAME AND ADDRESS OF                          -----------
             BENEFICIAL OWNER                     NUMBER             % OF CLASS
             ----------------                     ------             ----------
          MIL (Investments) S.A.
          Boulevard Royal 25B
          L-2449
          Luxembourg, Luxembourg                 6,010,000(1)            27.4%


          Dimensional Fund Advisors, Inc.
          1299 Ocean Avenue, 11th Floor
          Santa Monica, CA  90401                1,143,425(2)            5.22%


(1) MIL (Investments) S.A. ("MIL") acquired 3,160,000 shares from the Corporation pursuant to a Stock Purchase and Sale Agreement dated April 15, 1996, 840,000 shares in a Loan Conversion on June 4, 1996, 2,000,000 shares in a Stock Purchase and Sale Agreement dated October 2, 1996 and 10,000 shares purchased on the open market. The transactions with the Corporation were private placements in reliance upon the transaction "safe harbor" afforded by Regulation S, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

(2) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 1,143,425 shares of the Corporation's common stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware Business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                           ITEM 1 - ELECTION OF DIRECTORS

       Seven directors are to be elected to hold office until the next annual meeting and until their successors are elected and qualified. The Board has nominated for election as directors the seven persons named below, all of whom presently serve as members of the Board. The shares represented by proxy, unless the giver of the proxy dictates otherwise, will be voted at the Meeting in favor of the election of the nominees named below.

        Each of the nominees named below is, at present, available for election. If any nominee should for any reason become unavailable for election, proxies in the accompanying form will be voted for a substitute nominee designated by the Board. There are no family relationships among any nominees or directors or among them and any officer of the Corporation or any of its subsidiaries.

       In connection with various agreements with MIL, the size of the Board is required to be seven (7) members. MIL has the right to designate three (3) nominees to the Board (the "MIL Nominees") and the Board (excluding the MIL Nominees) has the right to designate the remaining four (4) nominees. MIL is obligated to vote its shares for the four Board nominees through and including voting at the annual meeting to be held in 1999. The Corporation has agreed to nominate and use its best efforts to obtain the election of the MIL Nominees at each annual or special meeting of stockholders called for the purpose of filling positions on the Board through and including the annual meeting to be held in 1999. Such actions shall include, without limitation, soliciting persons for the election of directors (including the MIL Nominees) and recommending the MIL Nominees for election to the Board in the same manner as all other nominees of the Board for election as directors. If any MIL Nominee shall resign, be removed or be unable to serve for any reason prior to the expiration of such MIL Nominee's term as a director, MIL is required to notify the Board of a replacement MIL Nominee and the Board is required to take all action necessary to cause such replacement MIL Nominee to be elected or appointed to fill the unexpired term of the withdrawing MIL Nominee. In addition, the size of the Board cannot be increased or decreased without the approval of at least two (2) of the MIL Nominees.


       Set forth below is certain information for each nominee for election as a director and each executive officer named in the Summary Compensation Table and employed by the Corporation on May 1, 1998.


                                                        SHARES BENEFICIALLY
                                                            OWNED AS OF
                                                           MAY 1, 1998(1)
                                            DIRECTOR       --------------
NOMINEES FOR ELECTION OF DIRECTORS     AGE   SINCE      NUMBER    % OF CLASS
----------------------------------     ---   -----      ------    ----------

     James Askew(8)                     50   1998       25,000(3)         (2)
     Max Boulle(8)                      45   1996       65,000(3)         (2)
     W. Pierce Carson                   55   1994      451,040(4)     2.0%
     Edgar F. Cruft                     65   1971      357,296(5)     1.6%
     Marc Franklin(8)                   44   1996       65,000(3)         (2)
     Terence H. Lang                    61   1978      179,633(6)         (2)
     Leonard Lichter                    70   1974       75,750(7)         (2)


OTHER NAMED EXECUTIVE OFFICER
-----------------------------
     Ray W. Jenner                      46                  --            (2)
     All nominees for election of
     directors and other named
     executive officer as a group
     (8 persons)                                     1,218,719(9)     5.3%


(1) Ownership includes sole voting and investment power except as otherwise noted. When applicable, the number of shares beneficially owned includes the number of unissued shares which the listed person (or group) has a right to acquire within 60 days after May 1, 1998. In determining the number of shares outstanding for computing the percent of class owned by a listed person (or group), the number of shares outstanding of the Corporation has been increased by the number of unissued shares which the listed person (or group) has a right to acquire from the Corporation within 60 days after May 1, 1998.

(2) Represents less than 1% of the shares outstanding.

(3) Consists of options to purchase shares.

(4) Includes options to purchase 415,000 shares.

(5) Includes options to purchase 246,525 shares. Dr. Cruft's wife and children own an additional 15,697 shares as to which Dr. Cruft disclaims beneficial ownership.

(6) Includes options to purchase 162,775 shares. Mr. Lang's wife owns an additional 21,348 shares as to which Mr. Lang disclaims beneficial ownership.

(7) Includes options to purchase 74,750 shares.

(8) Director is a MIL Nominee. MIL is indirectly 100% owned by Jean-Raymond Boulle. Max Boulle is the brother of Jean-Raymond Boulle. There is no family relationship between Marc Franklin or James Askew and Jean-Raymond Boulle. MIL, as of May 1, 1998, beneficially owned 6,010,000 shares of Common Stock of the Corporation, which amount represents 27.4% of the issued and outstanding shares of Common Stock. Jean-Raymond Boulle also owns directly 10,000 shares.

(9) Includes options to purchase 1,054,050 shares held by directors and named executive officer as a group.

NOMINEES FOR ELECTION OF DIRECTORS

       Mr. Askew, a mining engineer, is President of International Mining and Finance Corporation, a private mining and venture capital company and was a founder and the CEO of Golden Shamrock Mines Limited. Mr. Askew is a member of the board of directors of Ausdrill Limited, Canyon Resources, Nelson Gold, Opawica Exploration, Carpenter Pacific Resources, Prospex Mining and Silver Standard, all publicly traded companies. Mr. Askew is a MIL Nominee.

       Mr. Boulle is an independent investment consultant to MIL. Previously he was employed by BNP Capital Markets, London, England, as a senior institutional sales person in European equities. Prior thereto, he worked for several international trading companies with responsibilities ranging from trading commodities to negotiating and closing trading contracts between American and Russian companies. Mr. Boulle graduated from Oxford Brooks University, Oxford, England in 1975. He is a director of Inco Ltd. and a MIL Nominee.

       Dr. Carson, who holds a Ph.D. in Economic and Structural Geology, was appointed President and Chief Executive Officer of the Corporation effective June 1, 1997. He is also President, Chief Executive Officer and a director of Nord Pacific Limited ("Nord Pacific"), a company which is 28.6% owned by the Corporation. He has been President and a director of Nord Pacific since its inception in 1990 and Chief Executive Officer since 1997. Prior thereto, beginning in 1980, he was senior vice president of Pacific operations for the Corporation.

       Dr. Cruft, who holds a Ph.D. in Geochemistry, is a founder of the Corporation and served as its Chairman since its inception in 1972 and Chief Executive Officer from inception until May 31, 1997. He was President of the Corporation from inception to 1985 and from 1988 until May 31, 1997. Dr. Cruft is also Chairman of Nord Pacific.

       Mr. Franklin has been employed since 1975 by J&S Franklin Holdings and Management Services Ltd., London, England, a manufacturer of military and civil equipment, and has served as a director and has been a shareholder of such corporation since 1977. Mr. Franklin is a MIL Nominee.

       Mr. Lang served as Senior Vice President-Finance and Treasurer upon joining the Corporation in 1978 until his retirement on December 31, 1997. Prior thereto, he had 15 years of experience in financial planning and management in the business equipment industry, holding several financial management positions with NCR Corporation. Mr. Lang is also a director of Nord Pacific.

       Mr. Lichter, an attorney and a CPA, is a principal in the law firm of Spitzer & Feldman P.C., New

York, New York, which is counsel to the Corporation. He is also a director of Nord Pacific.

OTHER NAMED EXECUTIVE OFFICER

       Mr. Ray W. Jenner, Chief Financial Officer of the Corporation and Nord Pacific since February 1998, is a chartered accountant who holds a Bachelor of Commerce Degree in Management Science and a Bachelor of Science Degree in Physics and Mathematics. He has 24 years' experience in domestic and international financial environments, and for the past 14 years was with Echo Bay Mines and from 1986 was the Vice President and Treasurer of Echo Bay where he was involved in raising equity and securing debt financing both in Canada and the U.S. Prior to Echo Bay, he spent ten years with Price Waterhouse in Canada, Australia and Indonesia.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

       The Board held five meetings during 1997 and each current director attended at least 75% of the meetings of the Board and the Committees.

       The Corporation has an Audit Committee and a Compensation Committee but does not have a Standing Nominating Committee.

       The members of the Audit Committee in 1997 were Mr. Lichter and Mr. Boulle. In January 1998, Mr. Lang joined the Audit Committee. The Audit Committee meets independently with representatives of the Corporation's independent auditors and senior management. The Audit Committee reviews the general scope of the Corporation's annual audit, the fee charged by the independent auditors and other matters relating to internal control systems. In addition, the Audit Committee is responsible for recommending the engagement or discharge of the Corporation's independent auditors. The Committee held one meeting in 1997.

       The members of the Compensation Committee in 1997 were Dr. Cruft and Mr. Lichter. The Compensation committee in 1998 consists of Messrs. Franklin and Askew and Dr. Cruft. The Compensation Committee is responsible for approving and reporting to the Board on the annual compensation for all officers. The Compensation Committee also is responsible for granting or recommending to the Board the grant of stock options and other funding and awards to be made under the Corporation's existing compensation plans. The Committee held two meetings in 1997.

       Members of the Board who are not employed by the Corporation, except Mr. Lichter, receive an annual retainer of $10,000, plus $1,000 for attending each meeting of the Board and $800 for attending each meeting of a Committee of the Board. Mr. Lichter, counsel to the Corporation, charges his time and expenses to the Corporation through Spitzer & Feldman P.C.

       The Corporation has a deferred compensation program for directors, other than directors who are employees of the Corporation, its subsidiaries or affiliates or are affiliated with entities which provide services to the Corporation. Under this program, a qualifying director who has served as a director for ten years will receive a lifetime payment, beginning at the later of age 65 or his termination as a director, in an amount equal to the annual retainer paid to the director during his last year of service as a director. A qualifying director may elect to receive a reduced payment beginning at age 62, provided he is not a director at that time. Messrs. Boulle, Franklin and Askew are eligible for this program.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors, executive officers and beneficial holders of more than 10% of the Corporation's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the common stock of the Corporation. Based on the Corporation's review of copies of such forms it received from directors, executive officers and beneficial holders of more than 10% of the Corporation's common stock and on written representations from certain of such persons, the Corporation believes that, during the year ended December 31, 1997, all filing requirements under Section 16(a) of the Exchange Act were made by such persons on a timely basis.

       The Corporation paid $419,322 for legal services during 1997 to the firm of Spitzer & Feldman, P.C. in which Leonard Lichter, a director, is a principal.

                         COMPENSATION OF EXECUTIVE OFFICERS

       The following table discloses compensation received by the Corporation's Chief Executive Officer and the other most highly paid executive officers at December 31, 1997 (collectively, "Named Executive Officers") for the fiscal years ended December 31, 1997, 1996 and 1995.

                             SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                                  ------
                                                                ANNUAL          SECURITIES
                                                            COMPENSATION(5)     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                        YEAR         SALARY          OPTIONS(2)    COMPENSATION(3)
---------------------------                        ----         ------          ----------    ---------------
Edgar F. Cruft(1)                                  1997       $ 346,771         127,775(7)       $ 91,537
     Chairman                                      1996       $ 576,874                          $ 25,745
                                                   1995       $ 576,214          17,775(4)       $  5,431


W. Pierce Carson(6)                                1997       $ 300,580         600,000(8)       $ 71,377
     President and Chief Executive Officer


Terence H. Lang                                    1997       $ 271,615          77,775(4)       $ 19,493
     Sr. VP-Finance Treasurer                      1996       $ 261,555                          $  5,709
                                                   1995       $ 261,555          17,775(4)       $  4,952

(1) Includes salary earned for 1997 ($112,904), 1996 ($166,810) and 1995
($158,840) as chairman and CEO of Nord Pacific. Dr. Cruft was also President and Chief Executive Officer of the Corporation until June 1, 1997.

(2) Number of shares subject to options granted under stock option plans for the periods presented.

(3) Included in "All Other Compensation" for 1997 are (1) matching contributions under a 401(k) Retirement and Savings Plan for Dr. Cruft - $23,099, (including $20,760 matched by Nord Pacific under its plan), Dr. Carson ($20,760 matched by Nord Pacific) and Mr. Lang - $4,996, (2) the dollar value of life insurance premiums paid by the Corporation with respect to benefits for Dr. Cruft - $6,776, Dr. Carson $4,925 ($4,325 paid by Nord Pacific), and Mr. Lang - $5,009 (3) debt forgiveness totaling $50,000 as part of the restructuring of management with Dr. Cruft as of June 1, 1997 (4) the fair market value of automobiles provided Dr. Cruft - $10,627, Dr. Carson $3,850 (paid by Nord Pacific) and Mr. Lang - $6,768 and (5) $41,840 cash compensation paid to Dr. Carson by Nord Pacific as a living allowance since Nord Pacific requires Dr. Carson to spend a portion of his time in Australia.

(4) Replaced expired option for identical number of shares and exercise price.

(5) Non-cash benefits for each of the Named Executive Officers were less than 10% of their aggregate compensation.

(6) Includes salary earned for 1997 ($213,080) as President and CEO of Nord Pacific.

(7) Includes options to replace expired options to purchase 77,775 shares for identical exercise prices.

(8) Options become exercisable 200,000 on May 27, 1997, 200,000 on May 27, 1998 and 200,000 on May 27, 1999.

     The Corporation had established a loan program to fund the exercise of stock options for Dr. Cruft and Mr. Lang, who were executive officers. Such loans were limited to $150,000 for each executive, are callable on 90 day notice by the Board and bear interest, payable quarterly, at 1/2% over the yield on funds invested by the Corporation. The largest amount of indebtedness outstanding during 1997 from Messrs. Cruft and Lang was $150,000 each. $50,000 of Dr. Cruft's loan was forgiven in June 1997 and $50,000 of Mr. Lang's loan was forgiven in January 1998 as part of the restructuring of management as of June 1, 1997. The amount currently outstanding from Messrs. Cruft and Lang totals $100,000 each. See "Employment Agreements" in this proxy statement.

                               OPTION GRANTS IN 1997


       The following table presents information concerning options granted in 1997 to Named Executive Officers under the Corporation's employee option plans.

                                         INDIVIDUAL GRANTS
                     ---------------------------------------------------------

                                      % OF TOTAL                                  POTENTIAL REALIZABLE VALUE
                     NUMBER OF          OPTIONS                                   AT ASSUMED ANNUAL RATES OF
                     SECURITIES         GRANTED                                  STOCK PRICE APPRECIATION FOR
                     UNDERLYING           TO                                            OPTION TERM(7)
                      OPTIONS          EMPLOYEES      EXERCISE      EXPIRATION   ----------------------------
NAME                 GRANTED(1)        IN 1997(5)     PRICE(6)         DATE       5%         10%        0%
----                 ----------        ----------     --------      ----------    ---      -------      ---
Edgar F. Cruft         17,775(2)         1.3%         $    5.61      01/30/01     $--      $ 7,633      $--
                       50,000            3.7%         $    4.00      06/01/00     $--      $    --      $--
                       60,000(2)         4.5%         $    7.38      10/29/99     $--      $    --      $--

W. Pierce Carson      200,000           14.9%         $    4.00      05/27/02     $--      $85,780      $--
                      200,000(3)        14.9%         $    5.00      05/27/02     $--      $    --      $--
                      200,000(4)        14.9%         $    6.00      05/27/02     $--      $    --      $--

Terence H. Lang        17,775(2)         1.3%         $    5.61      01/30/01     $--      $ 7,633      $--
                       60,000(2)         4.5%         $    7.38      10/27/99     $--      $    --      $--


(1) All options are exercisable at May 1, 1998 unless otherwise noted.

(2) Replaced expired option for identical number of shares and exercise price.

(3) Option becomes exercisable on May 27, 1998.

(4) Option becomes exercisable on May 27, 1999.

(5) The Corporation granted employees options to purchase 1,346,958 shares in 1997, including options to purchase 155,550 shares issued to replace expired options for the identical number of shares and exercise price.

(6) Exercise price is equal to market price at date of grant, other than the replacement grants noted in 2, all of which are in excess of market price at date of their grant.

(7) Dollar amounts under these columns are the result of calculations based on assumed annualized rates of stock appreciation as prescribed by the Securities and Exchange Commission. The assumed rates are not intended by the Corporation to forecast possible future appreciation, if any, of its stock price, which will be determined by future events and unknown factors.

           AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

       The following table presents information concerning options exercised during 1997 by the Named Executive Officers and the value of their respective unexercised options at December 31, 1997.

                                                 NUMBER OF
                                                 SECURITIES           VALUE(1)
                                                 UNDERLYING       UNEXERCISED IN-
                                                 UNEXERCISED         THE-MONEY
                                                 OPTIONS AT          OPTIONS AT
                     SHARES                   DECEMBER 31, 1997   DECEMBER 31, 1997
                    ACQUIRED       VALUE        EXERCISABLE/        EXERCISABLE/
NAME               ON EXERCISE    REALIZED      UNEXERCISABLE       UNEXERCISABLE
----               -----------    --------      -------------       -------------
Edgar F. Cruft        None          N/A            246,525           $    --
                                                        --               N/A
Terence H. Lang       None          N/A            162,775           $    --
                                                        --               N/A
W. Pierce Carson      None          N/A            215,000           $    --
                                                   400,000           $    --

(1) Based on closing sale price of $1.94 for the Corporation's Common Stock on December 31, 1997 on the New York Stock Exchange Composite Tape.

                               EMPLOYMENT AGREEMENTS

     Effective May 31, 1997, Dr. Cruft retired as President and Chief Executive Officer ("CEO") of the Corporation. He continues to retain the title of Chairman of the Board. Effective June 1, 1997, the Board of Directors appointed Dr. Pierce Carson President and Chief Executive Officer, titles he currently holds with Nord Pacific Limited. Further, effective December 31, 1997, Terence
H. Lang retired and resigned as Senior Vice President-Finance and Treasurer. In February, 1998, the Board of Directors appointed Raymond W. Jenner Vice President-Finance and Chief Financial Officer.


     The Corporation has an Employment Agreement (the "Carson Agreement") with Dr. Carson describing among other things his duties as President and CEO, his compensation level and perquisites. The term of the Agreement is from June 1, 1997 through and including May 31, 1999 and automatically extends from year to year unless termination notice is given by Dr. Carson or the Corporation not less than 90 days prior to the expiration of the term of the Carson Agreement. (See "Compensation of CEO" below).


     The Corporation also has a Continuation of Employment Agreement (the "Cruft Continuation") with Dr. Cruft which runs from June 1, 1997 until May 31, 1998, with automatic year to year extensions. Under the terms of the Cruft Continuation, Dr. Cruft serves as Chairman of the Board and devotes no less than 12.5% of his time to the Corporation. For these services, Dr. Cruft is compensated at a rate of $50,000 per year plus reimbursements for office expenses, part-time secretarial, and travel and other expenses incurred on behalf of the Corporation, and also received title to the vehicle provided by the Corporation at no cost. Dr. Cruft also receives retirement benefits totaling $226,653 per year under the terms of the Corporation's non-qualified retirement plan. This benefit will be paid for the longer of 10 years or for the life of Dr. Cruft and his spouse. Further, Dr. Cruft received options to purchase 50,000 shares of the Corporation's common stock at $4.00 per share. At May 31, 1997, Dr. Cruft owed $150,000 to the Corporation under the terms of a loan program as described under "Compensation of Executive Officers". As per the terms of the Cruft Continuation, $50,000 of his loan was forgiven on June 1, 1997 and $50,000 will be forgiven on each of June 1, 1998 and June 1, 1999 so long as Dr. Cruft does not voluntarily terminate his involvement with the Corporation.

     Mr. Lang had a Continuation of Employment Agreement ("Lang Continuation") which expired on December 31, 1997, the terms of which described his duties and responsibilities from June 1, 1997 through December 31, 1997. Under the terms of the Lang Continuation , Mr. Lang was paid a salary, had at his disposal a company vehicle and was entitled to other benefits and perquisites consistent with his position. On January 1, 1998, under the terms of the Corporation's non-qualified retirement plan, Mr. Lang began receiving retirement benefits totaling $143,855 per year. This benefit will be paid for the longer of 10 years or for the life of Mr. Lang and his spouse. Further, at December 31, 1997, he owed the Corporation $150,000 as described under "Compensation of Executive Officers" in this document. Under the terms of the Lang Continuation, this debt is forgiven at the rate of $50,000 per year on January 1, 1998, 1999 and 2000 so long as Mr. Lang does not voluntarily terminate his involvement with the Corporation as a director and/or consultant.


                          DEFINED BENEFIT RETIREMENT PLAN

     The non-qualified retirement agreement with Dr. Carson designated by the Board provides annual payments for a period of 15 years beginning at age 62, or on termination of employment, whichever is later (or anytime after age 55 in the event the provisions of the agreement with respect to early retirement are satisfied). The payments are equal to 5 % plus 1.5% for each year of service to a maximum of 30 years times Dr. Carson's average annual compensation over his last three years of employment. The compensation covered by the plan is based on Dr. Carson's annual salary disclosed in the Summary Compensation Table. The agreement also provides for payment of certain death benefits.


     The following table illustrates the estimated annual benefit payable upon retirement to Dr. Carson at specified levels of compensation and years of service to the Corporation.

                              Years of Services
               -------------------------------------------------
Compensation       10        15        20        25        30
------------   --------- --------- --------- --------- ---------
$   250,000    $  50,000 $  68,750 $  87,500 $ 106,250 $ 125,000
$   300,000    $  60,000 $  82,500 $ 105,000 $ 127,500 $ 150,000
$   350,000    $  70,000 $  96,250 $ 122,500 $ 148,750 $ 175,000
$   400,000    $  80,000 $ 110,000 $ 140,000 $ 170,000 $ 200,000
$   450,000    $  90,000 $ 123,750 $ 157,500 $ 191,250 $ 225,000
$   500,000    $ 100,000 $ 137,500 $ 175,000 $ 212,500 $ 250,000


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

PHILOSOPHY

       The Corporation applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Corporation result from the coordinated efforts of all individuals working toward common objectives. The Corporation strives to achieve those objectives through teamwork that is focused on meeting the periodic goals established by the Corporation, the expectations of customers and stockholders. The compensation program goals are to enable the Corporation to attract, retain and reward key personnel who contribute to the long-term success of the Corporation and to align compensation with business objectives and performance. The Corporation's compensation program for executive officers is based on the same principles applicable to compensation decisions for all employees of the Corporation.

COMPETITIVE COMPENSATION

       The Corporation is committed to providing a compensation program that helps attract and retain key personnel of outstanding ability. The Corporation ensures that its compensation is competitive by comparing its compensation practices with those of other similar companies and reflects this review in its determination of compensation.

COMPENSATION OF CEO

       Dr. Carson is compensated by the Corporation at $150,000 per year. This compensation rate became effective June 1, 1997, the date of Dr. Carson's appointment as President and CEO of the Corporation. Dr. Carson's salary will increase to $225,000 per year upon achievement of positive cash flow from operations for three consecutive months of the Corporation's 50% owned affiliate, Sierra Rutile Limited. Further, Dr. Carson was issued options to purchase 600,000 shares of the Corporation's common stock, 200,000 shares at $4.00 per share, 200,000 shares at $5.00 per share and 200,000 shares at $6.00 per share, which options expire on May 31, 2002 (see "Compensation of Executive Officers").

COMPENSATION AND PERFORMANCE

       Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit or loss and performance relative to competitors. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Corporation values are fostered.

       The Corporation applies its compensation philosophy worldwide. The Corporation strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Corporation and at comparable companies. The Corporation believes that employees should understand the performance evaluation and compensation administration process. The process of assessing performance is as follows:

       1. At the beginning of the performance cycle, the evaluating manager sets objectives and key goals.

       2. The evaluating manager gives the employee ongoing feedback on performance.

       3. At the end of the performance cycle, the manager evaluates the accomplishments of objectives/key goals.

       4. The manager compares the results with the results of peers within the Corporation.

       5. The evaluating manager communicates the comparative results to the employee.

       6.  The comparative result affects decisions on salary and stock options.

COMPENSATION VEHICLES

       The Corporation has a successful history of using a simple total compensation program that consists of cash, equity based compensation and retirement plans. Having a compensation program that allows the Corporation to successfully attract and retain key employees permits it to mine and produce its industrial minerals at competitive levels of production and costs, to provide useful products and services to customers, enhance stockholder value, motivate technological innovation, foster teamwork and adequately reward employees. The vehicles are:

     Cash Based Compensation - The Corporation sets base salary for employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market, and by reviewing the employee's historical compensation and the effect of inflation on such compensation.

     Stock Option Program - The purpose of this program is to provide additional incentives to employees to work to maximize stockholder value. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Corporation. The Corporation grants stock options annually to a broad-based population representing approximately 50% of the total employee pool.

     Deferred Compensation for Senior Executives - The Corporation has entered into separate retirement agreements with its senior executives. The agreements provide benefits to the senior executives upon retirement based on several factors, including the number of years of service to the Corporation. The purpose of these retirement agreements is to provide incentive to the senior executives to continue to provide their services to the Corporation.

     401-K Plan - The Corporation provides a retirement and savings plan for its salaried U.S. employees pursuant to Section 401(k) of the Internal Revenue Code. Each employee may contribute up to 15% of his or her salary to this plan, to a maximum of $9,500 in 1997. Under the plan, the Corporation makes a matching contribution on behalf of each participating employee of 50% of the lower of the first 6% of each employee's salary or the percentage actually contributed by the employee. This plan enables the Corporation to attract and retain employees upon whom the Corporation relies in operating its business.

COMPENSATION COMMITTEE
Leonard Lichter, Chairman
Dr. Edgar Cruft

            COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The members of the Compensation Committee in 1997 were Dr. Cruft and Mr. Lichter. Mr. Lichter, Chairman of the Compensation Committee, is a principal in the firm of Spitzer & Feldman P.C.

Spitzer & Feldman provide legal services to the Corporation. Dr. Cruft is a founder and Chairman of the Corporation and was President and CEO until May 31, 1997. He is also Chairman of Nord Pacific Limited, a company which is 29% owned by the Corporation.


                         STOCKHOLDER RETURN ON COMMON STOCK

       The following graph compares the total annual return on the Corporation's Common Stock with the total annual return of the Dow Jones Equity Market Index and the Dow Jones Mining Index. The presentation assumes $100 was invested on December 31, 1992 in the Corporation's Common Stock and in each of the indices and any dividends were reinvested.


                                       [GRAPH]



                    DOW JONES           DOW JONES           NORD
  VALUE AS OF       MINING              EQUITY MARKET       RESOURCES
  DECEMBER 31       INDEX               INDEX               CORPORATION
  -----------       ---------           -------------       -----------
     1992           $  100.00           $  100.00           $  100.00
     1993           $  118.05           $  109.95           $   79.59
     1994           $  116.44           $  110.76           $  104.08
     1995           $  143.68           $  152.49           $   36.73
     1996           $  145.64           $  187.63           $   71.43
     1997           $  144.10           $  251.34           $   31.63


                                YEAR 2000 COMPLIANCE

     The Corporation initiated the process of preparing its computer systems and applications for the Year 2000 in January 1998. This process involves modifying or replacing certain hardware and software maintained by the Corporation as well as communicating with external service providers to ensure that they are taking the appropriate action to remedy their Year 2000 issues. Management expects to have substantially all of the system and application changes completed by the end of 1998 and believes that its level of preparedness is appropriate.

     The Corporation estimates that the total cumulative cost of the project will be approximately $50,000, which includes both internal and external personnel costs related to modifying the systems as well as the cost of purchasing or leasing certain hardware and software.

     The costs of the project and the expected completion dates are based on management's best estimates.


                                INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP ("KPMG") has been chosen to act as independent auditors for the Corporation by the Audit Committee and to serve in such capacity for the fiscal year ending December 31, 1998. A representative of KPMG is expected to be present at the annual meeting and will have the opportunity to make a statement, if he so desires, and to respond to appropriate questions.

     On April 27, 1998, with the approval of the Audit Committee, the Corporation terminated its relationship with Deloitte & Touche LLP ("D&T"), independent certified public accountants.

     In the reports of D&T for the years ended December 31, 1997 and 1996, D&T disclaimed an opinion regarding the Corporation's financial statements for those years, because of the possible material effects of the Corporation's ability to continue as a going concern and the inability of the auditors of Sierra Rutile Limited ("SRL"), the Corporation's 50% owned subsidiary, to express an opinion on the financial statements of SRL.

     During the two-year period ended December 31, 1997, and the interim period from that date to April 27, 1998, there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreement in connection with its report, except that during the audit of the Corporation's financial statements for 1997, D&T had a disagreement with management over the Corporation's accounting for its investment in and advances to SRL. The Corporation had accounted for its investment using the cost method for 1995, 1996 and the nine-month period ended September 30, 1997. As a result of changes in the political environment in Sierra Leone subsequent to September 30, 1997, D&T believed that the Corporation should change its method of accounting for its investment in SRL from cost to the equity method which would require restatement of the Corporation's financial statements for 1995 and 1996. The matter was reviewed by management and discussed with the Audit Committee and, as a result thereof, management conformed to the position of D&T and recorded adjustments to the Corporation's financial statements to account for the Corporation's investment in and advances to SRL under the equity method and the disagreement was resolved to the satisfaction of D&T.

                                   OTHER MATTERS

       The Board is not aware of any matter not referred to in the enclosed form of proxy that will be presented for action at the meeting. If any such matter properly comes before the meeting, the proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies.

       The Corporation's transfer agent, American Stock Transfer & Trust Company, is to perform certain services in connection with the solicitation, including tabulation of proxies and personal or telephone inquiries to stockholders or brokers, banks or others acting as custodians. For these services, the transfer agent will receive a fee at its customary rate and reimbursement of certain out-of-pocket expenses. Brokers, banks and other persons acting as custodians may be reimbursed for certain expenses incurred by them in obtaining instructions from beneficial owners of the Corporation's Common Stock. In addition to use of the mails, directors and officers of the Corporation may, without compensation other than their regular compensation, solicit proxies from stockholders by telephone or in person. All costs of solicitation will be borne by the Corporation.

       THE CORPORATION WILL PROVIDE, WITHOUT CHARGE, TO EACH STOCKHOLDER WHOSE PROXY IS BEING SOLICITED HEREBY, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR 1997 (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND/OR THE CORPORATION'S 1997 ANNUAL REPORT, UPON WRITTEN REQUEST DIRECTED TO THE ATTENTION OF RAY W. JENNER, SECRETARY, NORD RESOURCES CORPORATION, 201 THIRD STREET, NW - SUITE 1750, ALBUQUERQUE, NEW MEXICO 87102.

                               STOCKHOLDER PROPOSALS

       A proposal by a stockholder intended for inclusion in the Corporation's proxy statement for the 1999 annual meeting must be received by the Corporation at the address noted immediately above, to the attention of Ray W. Jenner, Secretary, on or before December 26, 1998, in order to be eligible for such inclusion.

                                   ANNUAL REPORT

       The Corporation's 1997 Annual Report to Stockholders ("Annual Report") is being delivered concurrently with this Proxy Statement. Stockholders are urged to review carefully the financial information contained in the Annual Report.

       PLEASE SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED WITHIN THE UNITED STATES.


Albuquerque, New Mexico
May 25, 1998

[LOGO]

NORD RESOURCES CORPORATION
201 Third Street, NW - Suite 1750
Albuquerque, New Mexico 87102

PROXY CARD


                             NORD RESOURCES CORPORATION
            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 25, 1998

     The undersigned hereby appoints Edgar F. Cruft and Ray W. Jenner, or either of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in Nord Resources Corporation.

(To be Signed on Reverse Side)

__________________________________________

/X/  Please mark your
votes as in this
example.

1. Election of Nominees  For  Against   Nominees:

                         \ \     \ \    James Askew
                         \ \     \ \    Max Boulle
                         \ \     \ \    W. Pierce Carson
                         \ \     \ \    Edgar F. Cruft
                         \ \     \ \    Marc Franklin
                         \ \     \ \    Terence H. Lang
                         \ \     \ \    Leonard Lichter

For, except vote withheld from the following nominee(s):

______________________________________________


2. The transaction of such other business as may come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURES_______________________________________________DATE_____________

Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc., should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares held in the name of two or more persons all should sign.